                                             As filed pursuant to Rule 424(b)(3)
                                             Registration No. 333-78959


PROSPECTUS SUPPLEMENT DATED NOVEMBER 1, 1999
TO PROSPECTUS DATED AUGUST 18, 1999


                                DOUBLECLICK INC.

           $250,000,000 4.75% Convertible Subordinated Notes due 2006
                  (Interest Payable March 15 and September 15)

                              --------------------

                        3,030,303 Shares of Common Stock

                              --------------------

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 40 - 42 of the Prospectus is hereby amended to add the following information:

                                               Principal
                                               Amount of    Percentage      Shares of
                                              Notes that     of Notes      Common Stock
Name of Selling Securityholder                May be Sold   Outstanding  that May be Sold
------------------------------------------------------------------------------------------
D. E. Shaw..................................  $   30,000         * %           363
IBM Retirement Plan.........................   1,123,000         *          13,612
Morgan Stanley Dean Witter..................   1,675,000         *          20,303
Credit Suisse First Boston Corporation......     500,000         *           6,060

     The information contained in the table appearing under the heading "Selling Securityholders" on pages 40 - 42 of the Prospectus with respect to the Selling Securityholders named below is hereby deleted and restated with the following information:

                                                                Principal
                                                                Amount of    Percentage      Shares of
                                                               Notes that     of Notes      Common Stock
Name of Selling Securityholder                                 May be Sold   Outstanding  that May be Sold
-----------------------------------------------------------------------------------------------------------
California Public Employees Retirement System................     5,000,000      2.0 %         60,606
Chrysler Corporation Master Retirement Trust.................       880,000       *            10,666
Delta Air Line Master Trust..................................       360,000       *             4,363
IBM Retirement Plan..........................................     1,123,000       *            13,612
Motion Picture Industry Health Plan - Active Member Fund.....       105,000       *             1,272
Motion Picture Industry Health Plan - Retiree Member Fund....        55,000       *               666
OCM Convertible Trust........................................       465,000       *             5,636
OCM Covertible Limited Partnership...........................        25,000       *               303
Partner Reinsurance Company Ltd..............................       105,000       *             1,272
State Employees' Retirement Fund of the State of Delaware....       310,000       *             3,757
State of Connecticut Combined Investment Funds...............       105,000       *             1,272
Vanguard Convertible Securities Fund, Inc....................       665,000       *             8,060
